Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT made as of June 19, 2008

BETWEEN:

WORLD HEART INC.

7799 Pardee Lane – Oakland, CA  94621

(Hereinafter referred to as “WorldHeart” or the “Corporation”)

OF THE FIRST PART,

and

Pellone Enterprises Incorporated

(Hereinafter referred to as the “Consultant”)

OF THE SECOND PART

WHEREAS WorldHeart carries on a business consisting principally of the research, development and commercialization of medical devices (the “Business”);

AND WHEREAS WorldHeart is desirous of retaining the Consultant to provide consulting services in connection with the Business, on the terms and subject to the conditions herein set out;

AND WHEREAS the Consultant is desirous of providing such services to WorldHeart, on the terms and subject to the conditions herein set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

ARTICLE ONE - CONSULTING SERVICES

1.1            Services.      WorldHeart hereby agrees to retain the Consultant to provide WorldHeart with consulting services consisting of the review of specifications and other materials for the purpose of providing written feedback as specified in Appendix A, and such other consulting services as WorldHeart and the Consultant may from time to time agree upon (the “Services”), and the Consultant hereby agrees to provide the Services to WorldHeart.

1.2            Term of Agreement.      This Agreement shall remain in full force and effect from July 2, 2008 until the earlier to occur of such time as the Services are completed as prescribed by Appendix A or the End Date specified by Appendix A (the “Term”), subject to earlier termination as provided in Article Four hereof, with the Term being capable of extension by mutual written agreement of the parties hereto.

1.3            Provision of Services.      It is agreed and acknowledged that the Consultant may from time to time provide services to other persons, firms and corporations, provided that the Consultant shall at no time during the Term provide services to any competitor of the Corporation that is not an Affiliate (for this purpose, “Affiliate” shall mean any person, firm or corporation that is affiliated with WorldHeart within the meaning of the Business Corporations Act (Ontario) and World Heart Corporation).

1.4            Remuneration.      In consideration for the Services rendered by the Consultant hereunder, the Corporation shall pay to the Consultant the consulting fee prescribed in Appendix A.  The consulting fee shall be paid at the completion of predetermined milestones as established in Appendix A.

1.5            Expenses.      The Consultant shall be reimbursed from time to time for all pre-approved out of pocket expenses, including travel costs of up to 1 day travel per site, actually and properly incurred by the Consultant in connection with providing the Services hereunder.  The Consultant shall furnish receipts, statements and vouchers to the Corporation for all such expenses.

ARTICLE TWO – CERTAIN AGREEMENTS

2.1            Services to be Rendered Personally.     The Consultant shall provide the Services personally except as otherwise expressly agreed to in advance in writing by the Corporation and the Consultant.

2.2            Provision of Amenities.    WorldHeart shall not provide, for the use of the Consultant, any equipment, tools or amenities.

2.3            Business Insurance.    Consultant will maintain adequate insurance to protect the Corporation from the following: (a) claims under worker’s compensation and state disability acts; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Consultant; and (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting there from, which arise out of any negligent act or omission of Consultant.

Without limiting the foregoing, Consultant shall maintain the following minimum insurance coverage:

A.           Commercial General Liability Coverage:

•                  $1,000,000 each occurrence for Bodily Injury, Property Damage

•                  $2,000,000 General Aggregate per location / per project

•                  $2,000,000 Products / Completed Operations Aggregate

•                  $1,000,000 Personal Injury coverage

The Consultant’s Commercial General Liability policy shall be endorsed to include World Heart, Inc as an additional insured.

Where applicable and depending upon the scope of the work described in the agreement, World Heart, Inc. may require the Consultant to provide the following insurance coverage:

B.             Workers Compensation & Employers Liability Coverage

A.           Statutory Workers Compensation Coverage

B.             Employer’s Liability Coverage for the following limits:

•                  $100,000 each accident – Bodily Injury by Accident

•                  $100,000 each employee – Bodily injury by Disease

•                  $100,000 policy limit – Bodily Injury by Disease

C.             Errors and Omissions or Professional Liability

•                  $1,000,000 Each Claim / Aggregate covering negligent acts errors or omissions for claims arising from the Consultants scope of activities as specified in the Agreement

D.            Automobile Liability Coverage with limits of coverage of $300,000 each accident for bodily injury or property damage

Prior to commencing work under this agreement, Consultant shall deliver to the Corporation certificates of insurance evidencing the insurance required under this Agreement.  The certificate shall include an additional insured endorsement as respects Commercial General Liability coverage and specify 30 days notice of cancellation.

In the event that the Consultant does not obtain the foregoing insurance coverage, WorldHeart may in its sole discretion obtain coverage on behalf of the Consultant. Consultant understands and agrees that Consultant shall be responsible for all costs of insurance coverage obtained by WorldHeart on Consultant’s behalf as established in Appendix A.

2.4 Due Organizations.     The Consultant is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

2.5            No Conflicting Obligations.  The Consultant represents and agrees that the Consultant is not subject to any contract or agreement (written or oral), law, judgment, order or decree of any kind, any agreement or other obligation to keep confidential the proprietary information of any of the Consultant’s current or former clients or employers or any other third party or any restrictive agreement or covenant of any character that restricts the Consultant’s ability to perform the Services, or that conflicts with, or would or may be breached by the performance of the Services or the execution and performance of this Agreement.  The Consultant represents and agrees that the Consultant shall not use in the performance of the Services any trade secrets, confidential information, other proprietary information or intellectual property rights of any of the Consultant’s current or former clients or employers or any other third party.  The Consultant represents and agrees that in the performance of any Services involving the creation of Developments (as hereinafter defined) the Consultant shall not infringe or misappropriate the intellectual property rights of any third party.

ARTICLE THREE – CONFIDENTIALITY AND CERTAIN OTHER COVENANTS

3.1            Confidential Information and Trade Secrets.  “Confidential Information” shall include, but not be limited to, Developments, any products (including, without limitation, any and all versions of products and related documentation) owned or marketed by WorldHeart; all discoveries, concepts, ideas, production methods, techniques, systems, devices, designs and drawings, know-how, computer programs, algorithms, data bases, formulae, processes, compositions, ingredients, research, inventions, improvements, modifications, and enhancements of WorldHeart; business matters and information regarding WorldHeart’s business operations, methods and practices, such as marketing strategies, product pricing, margins, staff remuneration, information regarding WorldHeart’s financial affairs, plans, books, customers and customer requirements, products, prices, costs, discounts, sales, inventories and properties of WorldHeart; the names of WorldHeart’s clients, customers and suppliers, and the nature of WorldHeart’s relationships with such clients, customers and suppliers; technical and business information of or regarding WorldHeart’s clients or customers obtained in order for WorldHeart to provide such clients or customers with WorldHeart’s products and services, including, without limitation, information regarding product requirements and the business operations, methods and practices and product plans of such clients and customers; and any other proprietary information in the possession or control of WorldHeart, or any other knowledge or information concerning WorldHeart, that Consultant learns in the course of performing the Services or from WorldHeart, its directors, officers, or employees.  “Trade Secrets” include, but shall not be limited to, all Confidential Information on which WorldHeart has spent money, time or effort to develop and which WorldHeart desires to keep confidential, without regard to whether such ideas and information are novel, inventive or patentable or may have been anticipated, and trade secrets as defined under the laws of any applicable jurisdiction.  As used in this Article Three, “WorldHeart” shall mean World Heart Corporation and each of its direct and indirect parents, subsidiaries and affiliates.

3.2            Developments “Developments” shall include all inventions, devices, discoveries, concepts, ideas, works, works in progress, algorithms, formulae, know-how, processes, techniques, programs, methods, compositions, articles, machines, systems, enhancements, modifications, and improvements, whether or not patentable, copyrightable or protectable as trade secrets, developed, created, conceived, generated or reduced to practice by the Consultant alone or jointly with others, which relate to the activities of WorldHeart during the engagement by WorldHeart of the Consultant or which relate to or result from the Services or tasks performed by the Consultant under this Agreement or which result from the use of the premises or property (including equipment, supplies, or other Confidential Information) owned, leased or licensed by WorldHeart, regardless of when the Development occurred.

3.3            Treatment of Confidential Information.     At all times, during and after the Term in perpetuity, the Consultant (a) shall not disclose Confidential Information; (b) shall take reasonable precautions to prevent unauthorized disclosure of Confidential Information, including, but not limited to, blocking access to Confidential Information by any person other than individuals authorized by WorldHeart or WorldHeart employees reasonably required to perform the Services; (c) shall not copy or reproduce, in digital or non-digital form, any tangible expression of Confidential Information except as may be reasonably necessary to perform the Services; (d) shall not, without the prior written consent of WorldHeart, use any Confidential Information in any manner, including, but not limited to, creating, maintaining, marketing, patenting or otherwise protecting, or aiding in the creation, maintenance, marketing, patenting or otherwise protecting any product which is competitive with any product owned or marketed by WorldHeart, except as reasonably required to perform the Services.

3.4            Ownership of Confidential Information; Developments.  The Consultant agrees to make full disclosure to WorldHeart of each Development promptly after its creation.  WorldHeart shall be the exclusive owner of all right, title, and interest in and to each Development throughout the world, including, without limitation, all Trade Secrets, patent rights, copyrights, moral and economic rights of authors and inventors (however denominated), and all other intellectual property rights (including rights of renewal and extension) therein (together with any goodwill associated therewith, “Intellectual Property”).  The Consultant shall not acquire any right, title or interest in or to any Development.  To the extent that the Consultant retains any right, title or interest in or to any Developments, notwithstanding the provisions of this Section 3.4, the Consultant hereby irrevocably and perpetually assigns to WorldHeart all right, title and interest in and to such Developments (and all Intellectual Property embodied therein), which assignment shall not lapse under the laws of any applicable jurisdiction.  The Consultant shall cooperate fully at all times during and subsequent to the Term to effectuate this assignment, including but not limited to (a) executing any documents that WorldHeart deems reasonably necessary for transfer and assignment, (b) doing such acts and other things reasonably requested by WorldHeart to confirm such transfer and assignment, including, but not limited to, obtaining patents or copyrights, and (c) doing such acts and other things reasonably requested by WorldHeart to register and renew copyrights.  The Consultant’s obligations set forth in this Section 3.4 shall survive the expiration or termination of the Term.  If applicable, the Consultant hereby waives in whole the Consultant’s right to the integrity of the Developments or any other moral right, including, without limitation, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments in any context and in connection with any product, service, cause or institution.

3.5            Return of Property.     Upon the request of WorldHeart, and, in any event, upon the expiration or termination of the Term, the Consultant shall immediately return to WorldHeart all materials acquired in the course of providing Services to WorldHeart, including, but not limited to, (a) any tangible expression that contains Confidential Information, or any copy or reproduction, in digital form or otherwise, of such an expression, (b) all Developments and (c) any other property of WorldHeart.

3.6            Non-solicitation.  The Consultant shall not, during the Term and for a period of two (2) years immediately following the termination of the Term, or any extension of it, for any reason, either directly or indirectly:  (a) call on, solicit, or take away any of WorldHeart’s customers or potential customers about whom the Consultant became aware as a result of the Consultant’s services to WorldHeart, either for the Consultant or for any other person or entity, or in any way request, suggest or advise any such customer to withdraw or cancel any of their business with WorldHeart or refuse to continue to do business with WorldHeart; or (b) solicit or take away or attempt to solicit or take away any of WorldHeart’s employees or contractors either for the Consultant or for any other person or entity.

3.7            Non-disparagement.  The Consultant agrees that the Consultant shall not (except as required by law) directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that: (a) embarrasses or criticizes WorldHeart, or (b) in any way adversely affects or otherwise maligns the business or reputation of WorldHeart.

3.8            Irreparable Harm.  In the event of the breach or threatened breach of this Article Three by the Consultant, the Consultant acknowledges that WorldHeart would have no adequate remedy at law and, in the event of such breach, WorldHeart would be irreparably harmed and shall, therefore, be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach.  Such remedies shall be in addition to all other remedies available at law or in equity including WorldHeart’s right to receive from the Consultant any and all damages that may be sustained as a result of the Consultant’s breach of contract.  The Consultant waives any requirement for the securing or posting of any bond in connection with such remedies.

ARTICLE FOUR - TERMINATION

4.1            Termination of Agreement.    WorldHeart may terminate this Agreement and the Term by giving the Consultant sixty (60) days’ written notice.  The Consultant may terminate this Agreement and the Term by giving WorldHeart [sixty (60) days’] written notice.  This Agreement also may be terminated prior to the expiration of the Term in the event of the Consultant’s death or disability.  For purposes of this Agreement, the Consultant shall be considered disabled if the Consultant becomes incapacitated by reason of sickness, accident or other physical or mental disability and shall, in good faith opinion of WorldHeart, thereby be unable to perform the Consultant’s duties hereunder.  The Consultant shall only be entitled to the consulting fee, or applicable portion thereof, in respect of the milestones set forth in Appendix A that are completed, or, as applicable, partially completed, through the date of termination of the Term, as determined by WorldHeart.  The obligations of the Corporation and the Consultant shall terminate upon termination of this Agreement or termination or expiration of the Term; provided, however, that the obligations of the Consultant pursuant to Article Three and Section 5.3 hereof shall survive the termination or expiration of this Agreement.  Without limiting the foregoing, the Consultant acknowledges and agrees that all of the Consultant’s rights to any consulting fee (other than consulting fee earned through the date of termination of the Services as determined pursuant to this Section 4.1), shall cease upon expiration of the Term or termination of the Services or this Agreement.

ARTICLE FIVE – CAPACITY; INDEMNIFICATION

5.1            Capacity of Consultant.    It is acknowledged by the parties hereto that the Corporation is retaining the Consultant in the capacity of independent contractor and not as an employee of the Corporation.  The Consultant and the Corporation acknowledge and agree that this Agreement does not create a partnership, joint venture, agency or employer/employee relationship between them or their affiliates for any purpose, including, without limitation, any employee benefit plans or arrangements or fringe benefit plans or programs or payroll practices or employment tax obligations applicable to employees of the Corporation or its subsidiaries or affiliates.  Accordingly, the Corporation shall not supervise, control or direct the manner or means by which the Consultant performs the services hereunder, and the Consultant shall have no authority to act for or on behalf of the Corporation or to contractually bind the Corporation without the Corporation’s express written consent.

5.2            No Corporation Employee Benefits or Insurance; Taxes.    The Consultant and the Corporation agree that the Consultant shall not be entitled to participate in any employee benefit plans or arrangements or fringe benefit plans or programs or payroll practices maintained or contributed to by the Corporation or its subsidiaries or affiliates for their employees.  The Consultant acknowledges and agrees that the Consultant voluntarily waives the right to participate in such plans, arrangements, programs and practices, and that such waiver shall continue in full force and effect even if the Consultant is retroactively deemed to be an employee of the Corporation or any of its subsidiaries or affiliates by a court of competent jurisdiction or regulatory authority.  The Corporation shall not carry any workers’ compensation, general liability, or health or accident insurance to cover the Consultant nor pay any amounts on account of the Consultant for purposes of Social Security or social insurance, unemployment insurance or federal, state or local withholding, employment or income taxes and shall not provide any other contributions or benefits on account of the Consultant which might be required or customary in connection with an employer-employee relationship.  The Consultant shall be responsible for all source deductions, pension, unemployment insurance and other taxes or levies and other obligations referred in the immediately preceding sentence.  The Consultant shall remit and otherwise satisfy in full when due all such source deductions and other taxes, levies and obligations required by law.

5.3            Indemnification.    The Consultant agrees to indemnify and hold harmless the Corporation and its subsidiaries and affiliates, and their respective directors, officers and employees, from and against any losses, taxes, penalties, interest, liabilities, costs, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) to which the Corporation, or any such subsidiary, affiliate, director, officer or employee, shall be subject, or for which any of them shall be liable, arising out of or relating to (i) the Consultant’s breach of this Agreement, including, without limitation, any breach of the Consultant’s representations, warranties and covenants contained in this Agreement; (ii) any action or omission to act by the Consultant or any partner, employee, agent, affiliate or representative of the Consultant in connection with the performance of the Services and the Consultant’s obligations under this Agreement; (iii) any amounts which the Internal Revenue Service and/or any state or local tax authority claims should have been withheld by the Corporation from monies paid to the Consultant in accordance with this Agreement or otherwise paid on account of the Consultant; or (iv) reclassification of the Consultant as an employee of the Corporation or its subsidiaries or affiliates or a determination that the Corporation or any such subsidiary or affiliate shall be considered the employer of the Consultant for any purpose.

ARTICLE SIX - GENERAL CONTRACT PROVISIONS

6.1          Notices.     All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

(a) To WorldHeart at:	World Heart Inc.
7799 Pardee Lane
Oakland, CA 94621
Telephone: (510) 563-5000
Facsimile: (510) 563-5003

Attention: Monica Lippis

(b) To the Consultant at:	312 San Mateo Drive
(b) To the Consultant at:
Menlo Park, CA 94025
Telephone: (650) 328-0417
Facsimile: none

or at such other address as may be provide to the other party hereto, in writing, from time to time.

All such notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof.  If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes and other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery, courier or by facsimile transmission.

6.2          Counterparts.  This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

6.3          Time of the Essence.     Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

6.4          Entire Agreement.     This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein, and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto.  Any Appendices referred to herein are incorporated herein by reference and form part of this Agreement.

6.5          Successors and Assigns; Binding Effect.    The Services are of a unique and specialized nature, to be rendered by the Consultant as described in Articles One and Two hereof in reliance upon the Consultant’s unique knowledge and experience.  Consequently, this Agreement and all rights and obligations hereunder are personal to the Consultant, and the Consultant shall not assign the Consultant’s interest in, or delegate the Consultant’s duties under, this Agreement, except with the express prior written consent of the Corporation, and any purported assignment in violation hereof shall not be valid or binding on the Corporation.  Notwithstanding any other provisions of this Agreement to the contrary, the Corporation may assign this Agreement to any person without the consent of the Consultant.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators, successors or permitted assignees.

6.6          Currency.     Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of the United States.

6.7          Headings for Convenience Only.     The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

6.8          Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of [California] and the federal laws of the United States applicable therein and each of the parties hereto agrees irrevocably to conform to the non-exclusive jurisdiction of the Courts of such State.

6.10        Severability.     If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

6.11        Execution of Agreement - Transmission by Facsimile.     The parties agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of this Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the parties have duly executed this Consulting Agreement this Nineteenth day of June, 2008.

Name of Consultant

/s/ David Pellone
Pellone Enterprises Incorporated

68-0326140
Taxpayer Identification Number

WORLD HEART INC.

/s/ Jal S. Jassawalla
Jal S. Jassawalla
CEO & President

APPENDIX A

To the

Consulting Agreement

Between

World Heart Inc.

and

Pellone Enterprises Incorporated

Description of Services:  Management of financial staff and related financial expertise to meet SEC reporting requirements and other funding documentation as needed; it includes agreeing to be the legally acting CFO and signing in that capacity.

End Date:  9/30/08

Consulting fee: $150.00 per hour

Other conditions/arrangements:  Invoices weekly and paid within 10 day

The total consulting fee shall not exceed $50,000.00 but any balance of that amount not paid prior to the End Date shall be paid to Consultant if this Agreement is terminated pursuant to paragraph 4.1 and without cause.

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